Exhibit 4.12

Option Agreement for Exclusive Sales of PROIBS®

in the United States

Immuron Limited (IMMURON), a IMMURON having its principal place of business at Building 10, 25-37 Chapman Street, Blackburn North, Victoria 3131, Australia has indicated its interest in having Calmino group AB (CALMINO) Sahlgrenska Science Park, Medicinaregatan 8A, 413 46 Gothenburg, SWEDEN, VAT no.: SE556638982001 enter an exclusive sale, supply distribution and marketing agreement (Distribution Agreement) under the terms outlined in the APPENDIX. The intention is to support the Product and the Brand in the best way by both parties. The terms outlined in the APPENDIX are not intended to be an exclusive definition of the terms and conditions relating to this agreement and further information shall be inserted into the Distribution Agreement.

IMMURON has requested that CALMINO grant it an option to negotiate the Distribution Agreement. The purpose of this letter agreement is to set forth the terms of such option, which are as follows:

l.	Grant and Exercise of Option.

a	CALMINO hereby grants to IMMURON, and IMMURON hereby accepts from CALMINO an option to negotiate an exclusive Distribution Agreement (the “Option”). IMMURON may exercise the Option only during the period commencing upon the date of this letter agreement (the “Effective Date”) and ending three (3) months after the Effective Date (the “Option Period”), unless extended by mutual written agreement of IMMURON and CALMINO.

b.	If IMMURON elects to exercise the Option, it will do so by providing to CALMINO, during the Option Period, a written statement that sets forth IMMURON’s intention to exercise the Option. In such event, CALMINO and IMMURON shall negotiate in good faith, during the period commencing upon the date on which CALMINO receives such notice and ending ninety (90) days thereafter (the “Negotiation Period”), the terms of a Distribution Agreement (the “Distribution Agreement”) providing for an exclusive Distribution Agreement. Such Distribution Agreement shall include terms consistent with those outlined in the APPENDIX. The Negotiation Period may be extended by mutual written agreement of CALMINO and IMMURON.

c.	If IMMURON does not exercise the Option during the Option Period, or if IMMURON exercises the Option during the Option Period and the parties fail to execute a Distribution Agreement within the Negotiation Period, IMMURON shall have no further rights with respect to the Products.

2.	Permitted activity during Option Period. During the Option Period, IMMURON may present a Product ranging proposal to select partners, agency, wholesalers and pharmacy groups.

3.	Notices. All notices required or permitted by this letter agreement shall be in writing and will be sent by email:

If to IMMURON:	Steven Lydeamore
Email:
steve@immuron.com

If to CALMINO:	Tobias Kisker
Email: tobias.kisker@calmino.com

Any notice shall be deemed to have been received by email, on the date sent.

4.	Liability. Despite the obligation to negotiate during the Negotiation Period in good faith, neither CALMINO nor IMMURON shall have any liability for refusing to compromise on any issue or for failing to execute any agreement.

5.	Termination. Unless agreed otherwise in writing, this letter agreement will terminate automatically, regardless of cause (a) upon the expiration of the Option Period if IMMURON fails to exercise the Option in accordance with Paragraph 1 prior thereto, or (b) if the Distribution Agreement is not executed by CALMINO and IMMURON by the end of the Negotiation Period, time being of the essence. This letter agreement may be earlier terminated (a) upon written agreement of both parties, or (b) at any time upon thirty (30) days written notice given by IMMURON, with or without cause.

6.	Governing Law. This letter agreement will be governed by, and construed in accordance with, the substantive laws of Sweden, without giving effect to any choice or conflict of law provision. Any action, suit or other proceeding arising under or relating to this letter agreement (a “Suit”) shall be brought in a court of competent jurisdiction in Sweden, and the parties hereby consent to the sole jurisdiction of Sweden. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party. This letter agreement embodies the entire agreement between the parties and merges all prior agreements with respect to the matters addressed herein.

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If the terms and provisions of this letter agreement are acceptable to IMMURON, please indicate acceptance by signing and dating the duplicate original hereof in the space indicated below and returning such signed and dated duplicate original to us. Our email to you of this letter agreement and your (PDF) signature hereto will constitute acceptance by IMMURON of this letter agreement. Thank you for your consideration of this matter.

Director of CALMINO Group

By:	/s/ Tobias Kisker	Name: Tobias Kisker, CEO

AGREED TO AND ACCEPTED:

Immuron Limited

By:	/s/ Steven Lydeamore	Name: Steven Lydeamore

Title: Chief Executive Officer

Calmino Term Sheet	Confidential	3

APPENDIX

Products	◌	PROIBS® is in EU a CE certified Medical Device, class llb, for the treatment of symptoms related to IBS, Irritable Bowel Syndrome.
	◌	Outside of EU we offer PROIBS® as a Food Supplement or a Medical Food for the management of symptoms related to IBS.
	◌	Currently available in the following packaging size:

■ PROIBS® 10 sachet/box
■ PROIBS® 30 sachet/box

Territory	◌	North America, Including:

◌ United States of America

Exclusivity	◌	Calmino grants to Immuron an exclusive right to market, sell and distribute the Products within the United States (the “Territory”).
	◌	Calmino shall not, during the term of this Agreement, sell or supply the Products to any third party for resale within the Territory, nor itself sell the Products on Amazon.com in the Territory, except through Immuron.

Registration	◌	All registration and regulatory fees are to be covered by IMMURON.

Trademarks	◌	IMMURON shall sell the Products under CALMINO’s trademark PROIBS®
	◌	IMMURON logo/IMMURON name shall be printed by CALMINO specified area on the outer box.
	◌	CALMINO warrants, represents and undertakes that they are the sole owner of the Product and is entitled to contract with IMMURON in this agreement.

Intellectual Property	◌	All rights to Trade Mark, Registration, Designs, Formulations and/or other features related to or otherwise connected to the identification of PROIBS® shall remain property of CALMINO and immediately returned to CALMINO in case of termination.

Forecast	◌	Following forecast in sales to be filled in by IMMURON.
	◌	Year 1 commences from the date of first sale.
	◌	Total forecast boxes may be split between 10 pack or 30 pack.

Products/year	Year 1	Year 2	Year 3	Year 4	Year 5

PROIBS®, 10 portions/box
PROIBS®, 30 portions/box

Calmino Term Sheet	Confidential	4

Orders/Deliveries	○	Delivery of goods, EXW, Hovelhof, Germany
	○	Shelf life, months from manufacturing date
	○	Written orders must be placed weeks in advance and CALMINO shall confirm orders and delivery date within 7 business days after receipt of order.
	○	The delivery time is weeks from acceptance of original.
	○	There is a +-5% acceptance in ordered quantities.

Cost	○	The IMMURON shall pay the registration cost and local fees.
	○	CALMINO shall pay the cost for registration of trademarks in the country.
	○	Calmino shall pay for the first original of the box and leaflet, changes after that will be covered by the IMMURON.

Financial Terms	○	Minimum annual sales & marketing spend of per annum.

EXW price from CALMINO to IMMURON	PROIBS® Product MOQ	10,000 Price/box	20,000 Price/box	30,000 Price/box	50,000 Price/box
10 sachets/box
30 sachets/box

	○	The above prices are EXW, Hövelhof, Germany

Labelling/Design	○	The IMMURON has the right to print their IMMURON name or brand on the dedicated area of the front side of the box.
	○	The IMMURON must print their contact details at a dedicated area on the back of the box.
○

The language on the box should be local if no other agreements have been discussed. The translation should be done by the IMMURON, who also guarantee that the text complies with the local requirements.

	○	CALMINO shall send the original to the IMMURON who shall sign the original and have them sent back to CALMINO.

Terms of Payment	○	at order when released from the Legal Manufacturer.

CALMINO duties	○	CALMINO will provide one day of training to the IMMURON staff at CALMINO’s cost.
	○	Non-conforming Products must be replaced by CALMINO at CALMINO’s expense.
	○	CALMINO will deliver Products in finished form labelled and packed with Leaflet in local language.
	○	CALMINO shall assist in the promotion and marketing by providing to the IMMURON all relevant know-how, data and studies available.

IMMURON duties	○	The IMMURON shall promote, market, distribute the Products in the Territory
	○	The IMMURON shall provide translation into local language to CALMINO
	○	The IMMURON shall provide CALMINO with monthly sales data.
	○	Upon request from CALMINO, the IMMURON (IMMURON’s Distributors) shall accept a yearly Audit from CALMINO.

Calmino Term Sheet	Confidential	5

Term	◌	3 years from the date of first sale.
	◌	Automatically renewal thereafter annually if not terminated 6 months before the end of Term.
	◌	IMMURON has the option to extend the Distribution Agreement at the end of the 3 year term If it has achieved Forecast sales.

Termination	◌	CALMINO can terminate the Distribution Agreement if the IMMURON does not reach of the forecasted Product sales in two consecutive years.
	◌	CALMINO must give 6 months’ notice if terminating the Distribution Agreement for a specific product.
	◌	IMMURON may terminate the Distribution Agreement with immediate effect if CALMINO is unable to deliver the Products for 3 consecutive months.
	◌	Termination by either party (without prior notice) shall be possible if:
	-	Other party becomes insolvent.
	-	Other party does material breach of the Distribution Agreement

Rights upon Termination	◌	In the event of termination, CALMINO has the right to buy back the whole stock or part of the Products belonged to IMMURON at the same price the IMMURON paid for the Product. If CALMINO wishes to execute this right, it must indicate this in writing within 2 weeks after Termination. Should CALMINO not buy back the IMMURON’s stock of Products, the IMMURON is entitled to sell its remaining stock until the Products have minimum 12 months shelf life left.
	◌	In the event of termination, the IMMURON must return all rights to Trademark, Registration, Designs, Formulations and/or other features related to or otherwise connected to the identification of PROIBS® shall remain property of CALMINO and immediately returned to CALMINO.

Warranties	◌	Standard terms of business

Dispute Resolution& Governing Law	◌	Law of Sweden

Confidentiality	◌	The Terms of existence of - and all negotiations and information relating to- this Term Sheet shall be maintained by both parties in accordance with the mutual confidentiality agreement established between the parties.

Calmino Term Sheet	Confidential	6